Exhibit 5.1

DLA Piper (Canada) LLP Suite 6000, 1 First Canadian Place PO Box 367, 100 King St W Toronto ON M5X 1E2 www.dlapiper.com

June 27, 2023

Trulieve Cannabis Corp.

6749 Ben Bostic Road

Quincy, FL 32351

Dear Sirs/Mesdames:

Re:	Trulieve Cannabis Corp.—Registration Statement on Form S-8

We have acted as Canadian counsel to Trulieve Cannabis Corp. (the “Corporation”), a British Columbia corporation, in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Act”). The Registration Statement is being filed for the purpose of registering an additional 10,000,000 subordinate voting shares (the “Subordinate Voting Shares”) of the Corporation reserved for issuance under the Amended and Restated Trulieve Cannabis Corp. 2021 Omnibus Incentive Plan (the “Plan”), the amendment and restatement of which was approved by shareholders on June 14, 2023, at the Corporation’s 2023 Annual Meeting of Shareholders. These additional Subordinate Voting Shares are additional securities of the same class as other securities for which an original registration statement (File No. 333-259175) on Form S-8 was filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 31, 2021. All capitalized terms not defined herein shall have the meanings ascribed thereto in the Registration Statement.

We are not qualified to practice law in the United States of America. The opinion expressed herein relates only to the laws of British Columbia and the federal laws of Canada applicable therein, and we express no opinion as to any laws other than the laws of British Columbia and the federal laws of Canada applicable therein (and the interpretation thereof) as such laws exist and are construed as of the date hereof (the “Effective Date”). Our opinion does not take into account any proposed rules or legislative changes that may come into force following the Effective Date and we disclaim any obligation or undertaking to update our opinion or advise any person of any change in law or fact that may come to our attention after the Effective Date.

For the purposes of our opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of:

1.	the Registration Statement;

2.	the Notice of Articles and Articles of the Corporation;

3.	Subordinate Voting Shares Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Corporation’s Registration Statement on Form S-1 (File No. 333-252052));

4.

Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.11 to the Corporation’s Annual Report on Form 10-K (File No. 000-56248));

5.	The Plan (incorporated by references to Exhibit 10.1 to the Corporation’s Current Report on Form 8-K (File No. 000-56248)); and

6.	such other documents, records and other instruments as we have deemed appropriate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates and documents relating to the Corporation as we have deemed necessary or relevant. As to various questions of fact material to this opinion which we have not independently established, we have examined and relied upon, without independent verification, certificates of public officials and officers of the Corporation.

Whenever our opinion refers to Subordinate Voting Shares of the Corporation whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that a holder of such Subordinate Voting Shares cannot be required to contribute any further amounts to the Corporation by virtue of its status as holder of such shares. No opinion is expressed as to the adequacy of any consideration received, whether in cash, past services performed for the Corporation or otherwise.

We have assumed with respect to all of the documents examined by us, the genuineness of all signatures (original or electronic) and seals, the legal capacity at all relevant times of any natural person signing any such documents, the incumbency of any person acting or purporting to act as a corporate or public official, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified or true copies or as a reproduction (including facsimiles and electronic copies), that the minute books of the Corporation provided to us contain all constating documents of the Corporation and are a complete record of the minutes, resolutions and other proceedings of the directors (and any committee thereof) and shareholders of the Corporation prior to the Effective Date, and the truthfulness and accuracy of all certificates of public officials and officers of the Corporation as to factual matters. We have further assumed that none of the Corporation’s Articles or Notice of Articles, nor the resolutions of the shareholders or directors of the Corporation upon which we have relied have been or will be varied, amended or revoked in any respect or have expired.

We have further assumed that all Subordinate Voting Shares of the Corporation that have been, or may be, issued upon exercise of the stock options of the Corporation have been issued using the form of certificate provided to us. Further, we have conducted such searches in public registries in British Columbia as we have deemed necessary or appropriate for the purposes of our opinion, but have made no independent investigation regarding such factual matters.

Based upon the foregoing, we are of the opinion that any Subordinate Voting Shares that may be issued in the future under the Plan, including the Subordinate Voting Shares issuable upon exercise of the stock options of the Corporation, when issued in accordance with the terms of the Plan, including, where applicable, payment of the exercise price therefor, will be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

This opinion is limited to the matters stated herein, and no opinion or belief is implied or should be inferred beyond the matters expressly stated herein. For greater certainty, we express no opinion as to matters of tax or as to the contents of, or the disclosure in, the Registration Statement, or whether the Registration Statement provides full, true and plain disclosure of all material facts relating to the Corporation within the meaning of applicable securities laws.

Yours truly,

/s/ DLA Piper (Canada) LLP

DLA Piper (Canada) LLP